Exhibit 99.1
Repros Reports Interim Safety Results From Ongoing One-Year Open Label Study of
Proellex® in the Treatment of Uterine Fibroids
The Safety of Proellex is Enhanced with Repeated Cycles of Treatment followed by Off Drug Intervals
     The Woodlands, TX — March 31, 2008 — Repros Therapeutics Inc. (NasdaqGM:RPRX) announced today that the safety of Repros’ drug Proellex® appears to be enhanced with repeated cycles of treatment followed by off drug intervals.
Repros is currently conducting a long term extension study of its previously reported Proellex uterine fibroid Phase II study. The extension study has been underway for 15 months. Twenty nine subjects remain in the study and have completed two treatment cycles of daily Proellex for four months, each followed by an off drug interval. We are reporting the data available at this time.

The original Phase II study was a three-month double blind trial comparing 12.5 and 25 mg Proellex to placebo. During the double blind treatment period approximately 80% of the subjects on Proellex 12.5 and 25 mg did not experience menstrual bleeding. The other 20% had very minor intermittent bleeding and no intervention to manage the bleeding was required in this three-month study.
After the double blind treatment ended, subjects were offered an open label extension treatment for up to 15 months with Proellex 25 mg. During this open label treatment phase of the study, the protocol design called for subjects to be withdrawn from daily Proellex treatment after four months and an off drug interval was introduced until menstrual flow occurred, at which time Proellex was reinstituted. Data available at this time from subjects completing two treatment cycles with off drug intervals show:
•	After the first three-month double blind treatment phase of the study was completed, menstruation commenced a mean of 21 days after treatment was stopped. The bleeding severity as measured by daily diary cards was 28% less than the pretreatment baseline;
•	After the first four-month open label treatment was completed, menstruation started a mean of 24 days after treatment was stopped. The bleeding severity, as measured by daily diary cards, was 48% less than the pretreatment baseline.
•	There were no episodes of significant break through bleeding during the four month period of active treatment cycles.
Repros has proposed in previous communications that a practical approach to dosing with Proellex is to treat for four months (16 weeks) and then stop treatment during an “off drug interval” (ODI) until the next menstrual period commences and then recommence treatment for four months. These cyclical treatments could then be used for more than a year. The rationale for this treatment regimen is that most of the reported bleeding events in previous studies occurred after 16 weeks of continuous treatment and were accompanied by endometrial thickening. By allowing a menstrual flow to occur after treatment withdrawal, the endometrium could be refreshed, and the tendency toward a progressive endometrial thickening could be reversed.
The results presented above support the use of a four-month cycle of treatment followed by an off drug interval because:
1.	Limiting treatment exposure to four months prevents excessive endometrial thickening which is accompanied by a risk of break through bleeding which may be severe and require intervention. A previous Phase II study of continuous Proellex treatment for endometriosis reported a 14% incidence of severe break through bleeding requiring intervention when treatment exposure exceeded four months. On the other hand, the three-month uterine fibroid study of continuous Proellex therapy reported above had no episodes of break through bleeding, confirming that shorter courses of treatment are not associated with the risk of significant bleeding;
2.	An off drug interval allows a menstrual flow to occur which allows the endometrium to be refreshed and prepared for the next four month treatment cycle;
3.	The onset of bleeding during an off drug interval occurs fairly predictably;
4.	The subjects with uterine fibroids appear to have less bleeding during the successive off drug intervals than what they experienced before the study commenced suggesting an accumulative benefit of the drug.
Dr. Andre van As commented, “We intend to continue with the regimen of four month cyclical treatments followed by an off drug interval in all of our future studies as we believe that these data indicate that the strategy is sound. Not only does this treatment regimen significantly reduce the risk of an unplanned bleed which may require intervention, but it also allows the endometrium to regenerate and interrupt the progressive histological changes that have been reported for progesterone receptor modulators. The reduction of bleeding severity during the successive off drug intervals suggests that the efficacy of Proellex is maintained in the longer term and that the symptoms associated with uterine fibroids are being well controlled.”
About Repros Therapeutics
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs. We have a proven track-record of efficient and rapid advancement of our therapeutic candidates through clinical development.
Our lead drug, Proellex, is a selective blocker of the progesterone receptor and is targeted for the treatment of uterine fibroids, endometriosis and anemia associated with uterine fibroids. During the first quarter of 2008 we initiated two registration Phase 3 pivotal trials with Proellex as a pre-surgical short course treatment of anemia associated with uterine fibroids, two registration Phase 3 pivotal trials for the chronic treatment of uterine fibroids and two Open Label Safety Studies. In addition, we have an ongoing U.S. Phase 2 clinical trial underway for the treatment of endometriosis. Uterine fibroids, endometriosis and anemia associated with uterine fibroids affect a significant number of women of childbearing age in the developed world. There is no currently-approved effective long-term drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second drug, Androxal®, is a single isomer of clomiphene citrate. Androxal restores normal pituitary response in men with secondary hypogonadism and normalization of testosterone and luteinizing hormone (LH) levels. Androxal is entering two Phase 2b clinical trials in the second quarter of 2008. One of these trials will be in men with adult-onset idiopathic hypogonadotrophic hypogonadism (AIHH) with concomitant plasma glucose and lipid elevations, all of which are components of Metabolic Syndrome. Recent published studies in older men show a link of low testosterone with higher incidences of insulin resistance, diabetes and consequently mortality rates. Based on a retrospective review of a recently completed six-month clinical trial of Androxal, our findings showed that Androxal therapy resulted in a significant reduction in mean glucose levels in men with a body mass index (BMI) >26 and glucose levels >104 mg/dL, an outcome not seen in the placebo or Androgel® arms of this study. The second Phase 2b Androxal trial will be in men of reproductive age with low testosterone levels who want to improve or maintain fertility/sperm function. We believe Androxal will be superior to the existing drugs used to normalize testosterone as only Androxal has the property of restoring both LH and follicle stimulating hormone (FSH) levels. LH and FSH are the pituitary hormones that stimulate testicular testosterone and sperm production, respectively. It is estimated that 13 million men in the United States are testosterone deficient.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.

Contact:	Joseph S. Podolski President & CEO (281) 719-3447